ENTREPORT CORP. COMPLETES ITS ACQUISITION OF UNIVERSITY.COM, INC. EXTENDING MARKET PENETRATION IN THE TRAINING AND ELEARNING INDUSTRY

- COMBINED COMPANY INTENDS TO OFFER ON-LINE AND OFF-LINE EDUCATION TO MORE THAN 10 MILLION PROFESSIONALS -

SAN DIEGO, Feb. 8 /PRNewswire/ -- EntrePort Corporation (Amex:
ENP - NEWS), a leader in combining off-line and on-line training and coaching for real estate professionals in North America, announced today that it has completed its acquisition of University.com, a Minneapolis-based learning service provider engaged in the business of developing, hosting and managing private-label online universities. EntrePort initially announced the signing of a definitive agreement to acquire University.com on Oct., 27, 2000 and the transaction was overwhelmingly approved by EntrePort's shareholders on Jan. 23, 2001.

The acquisition of University.com was structured as a tax-free exchange in which EntrePort will issue approximately 5.6 million shares of its common stock to the shareholders University.com in exchange for all outstanding shares of University.com. In addition, EntrePort will issue options and warrants to purchase up to 1.15 million shares of EntrePort common stock to replace outstanding options and warrants to purchase University.com shares.

EntrePort's headquarters will remain in San Diego, Calif., and its stock will continue to trade on The American Stock Exchange (Amex) under the ticker symbol "ENP."

About EntrePort (www.entreport.com):
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EntrePort Corporation (Amex: ENP - NEWS) builds and manages measurable performance training, education and coaching communities for business professionals by using our proprietary "Virtual University" system, a new learning management system. This training system combines proven off-line and on-line measurable productivity training and education and delivers it six ways in order to each people the way they learn best (auditory, visual and kinesthetic learners). EntrePort.com intends offers the content, etc. to about 1 million pro's in the real estate industry and intends to off the same to the 9 million pro's in Insurance, Law, Healthcare, Accounting and the Financial Services industries.

This release contains forward-looking statements, which are made pursuant to the safe-harbor provisions of the private securities litigation reform act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including (i) the risks relating to the successful integration of University.com and its line of business, (ii) the risks relating to new and emerging businesses, such as the provision of training and coaching over the Internet;
(iii) EntrePort's ability to obtain capital when and as needed; (iv) intense competition for Internet products and services; and (v) the timely development and market acceptance of EntrePort's products and technologies. The actual results that EntrePort achieves may differ materially from any forward-looking statements due to such risks and uncertainties. EntrePort undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE: ENTREPORT CORPORATION

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